Exhibit 99.1

AT EPIX

Peyton Marshall, Chief Financial Officer

Angela Elrod, Investor Relations Manager

(617) 250-6012

FOR IMMEDIATE RELEASE

November 3, 2004

EPIX Announces Effectiveness of Registration Statement for Resale of 3.00% Convertible Senior Notes Due 2024

CAMBRIDGE, MA, November 3, 2004 — EPIX Pharmaceuticals, Inc. (Nasdaq: EPIX), a developer of innovative pharmaceuticals for magnetic resonance imaging (MRI), today announced that the Securities and Exchange Commission has declared effective its Registration Statement on Form S-3 relating to the resale of $100 million aggregate principal amount of its 3.00% convertible senior notes due 2024 (the “Notes”) and the shares of its common stock issuable upon conversion of the Notes.  The Notes were originally issued in a private placement in June 2004.

EPIX will not receive any proceeds from the sale by any selling holder of the Notes or the shares of EPIX common stock issuable upon conversion of the Notes.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

EPIX discovers and develops innovative pharmaceuticals for imaging that are designed to transform the diagnosis, treatment and monitoring of disease.  The Company uses its proprietary Target Visualization Technology™ to create imaging pharmaceuticals targeted at the molecular level, enabling physicians to use MRI to obtain detailed information about specific disease processes.  The Company’s lead product candidate, MS-325, is the first imaging pharmaceutical specifically designed for Magnetic Resonance Angiography (MRA).  Schering AG, Germany (Schering AG), the market leader in MRI contrast agents, is the worldwide sales, marketing and development partner for MS-325.  Schering AG submitted MS-325 for marketing approval in the European Union and that application was accepted for filing in June 2004.  EPIX is also collaborating with Schering AG in the development of its second drug candidate, EP-2104R, for imaging blood clots using MRI, and in a research partnership to discover novel compounds for MRI.  To receive the latest EPIX news and other corporate developments, please visit the new EPIX website at www.epixpharma.com.

Forward-Looking Safe Harbor Statement

This press release contains certain forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond EPIX’s control, and could cause actual results to differ materially from those projected or anticipated. Such risks and uncertainties include, but are not limited to market conditions and other risks and uncertainties detailed from time to time in EPIX’s filings with the Securities and Exchange Commission.